Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-42598, 333-42596, and 333-42594), on Form S-4 (File No. 333-32446) and on Forms S-3 (File Nos. 333-108570 and 333-111525) of Curis, Inc., of our report dated February 4, 2004 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 27, 2003